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                         PATRIOT SCIENTIFIC CORPORATION

                                   FORM 10-KSB

                               EXHIBIT NO. 10.12.1

            FIRST AMENDMENT TO EMPLOYMENT AGREEMENT DATED MAY 8, 1996 BETWEEN THE COMPANY AND MICHAEL A. CARENZO DATED SEPTEMBER 23, 1996



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                         PATRIOT SCIENTIFIC CORPORATION
                         12875 BROOKPRINTER PLACE, #300
                                 POWAY, CA 92064
                                 (619) 679-4428


October 30, 1996

Mr. Michael A. Carenzo
144 Azalea Drive
Hershey, PA 17033

Dear Mr. Carenzo:


As provided by the resolution passed by the Board of Directors of Patriot Scientific Corporation (the "Company") at the meeting held on September 23, 1996, the Company hereby agrees to amend your employment agreement dated May 8, 1996 (the "Original Agreement") so that Section 2. Compensation and Benefit Plans shall now read in its entirety as follows:

        2.     Compensation and Benefit Plans.

               (a) The Executive shall receive a base salary during the Employment Period which shall be payable in installments at such times as other employees are paid but in any case at least monthly as follows:
        (1) During the remaining period of the first year of the Employment Period (November 1, 1996 to May 31, 1997) ("Year One"), the Executive shall receive a base salary of not less than fourteen thousand dollars ($14,000.00) per month; (2) During the second year of the Employment Period ("Year Two"), the Executive shall receive a base salary of not less than fifteen thousand five hundred dollars ($15,500.00) per month;
        (3) During the third year of the Employment Period ("Year Three"), the Executive shall receive not less than the base salary received in Year Two. The base salary received in any year shall be subject to other upward adjustment by and under the direction of the Board of Directors in its sole discretion.

               (b) The Executive is entitled to an Annual Incentive Bonus of at least 50 percent of the total yearly base compensation for the applicable year (the "Annual Incentive Bonus"). The Annual Incentive Bonus payment will be based upon mutually agreed upon objectives and levels of performance payable within sixty (60) days of fiscal year end (May 31).




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               (c) The Executive shall be paid a one time additional special incentive bonus (the "Special Incentive Bonus") equal to 100 percent of the annual base salary payable over a six (6) month period in equal monthly installments beginning on the date that the Executive successfully completes the following task. The Executive must successfully enter into any licensing agreement, supply agreement, a joint venture or similar agreement regarding any of the Company's Key Technologies on or before December, 31 1997, with any Company or Agency including, but not limited to Hitachi, Motorola, AMD Corporation, Harris Semiconductor, Texas Instruments or IBM or their affiliates resulting from the Executives introduction or efforts. In addition, as long as the agreement is of significant value to the Company, any unvested options of the Executive as defined in this Employment Agreement and the accompanying Stock Option Agreement will become vested options immediately upon the completion of the above referred task.

               (d) The Executive shall be eligible to participate in all employee benefit programs, if any, maintained by the Company, including, but not limited to, group life insurance, medical, long-term disability, short-term disability, retirement and pension plans, any deferred compensation or profit sharing plan, 401(k) savings plan, and such other fringe benefits as are or may be made available from time to time to senior executives of the Company. During the Employment Period, the Executive is entitled to three weeks vacation per annum in Year One and four weeks vacation per annum in Year Two and Year Three.

               (e) The Company will pay or reimburse the Executive during the employment period for all expenses normally reimbursed by the Company and reasonably incurred by the Executive in furtherance of his duties hereunder and authorized by the Company, including but not limited to, expenses for entertainment, travel, meals, hotel accommodations and the like upon the submission by the Executive of vouchers or an itemized list thereof as the Board of Directors may from time to time adopt and authorize and as may be required in order to permit such payments as proper deductions to the Company under the Internal Revenue Code of 1986 and the rules and regulations adopted pursuant thereto now or hereafter in effect. Further, the Executive's place of employment shall be considered San Diego County, California (or other mutually agreed upon location) and it is contemplated that the Executive will relocate to San Diego County or vicinity within a reasonable period during the Employment Period. Until the Executive is relocated, the Company shall pay the lessor of actual costs of travel and lodging for business travel or the costs if the business travel had originated in San Diego County should the Executive



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        travel from another location or residence(s). Executive shall be responsible for all travel expenses to and from other consulting locations (during the first seven months of the Employment Period pursuant to the terms and conditions outlined in paragraph (b) of
        Section 1 hereof) or from residence(s), Executive shall also be responsible for all moving, relocation and related expenses of relocating in San Diego County or vicinity.

It is expressly understood that all other provisions of the Original Agreement will continue in full force and effect in accordance with its original terms and conditions to date.

PATRIOT SCIENTIFIC CORPORATION

By: /s/ ELWOOD NORRIS
    ------------------------------
Elwood G. Norris
Chairman of the Board


Accepted and agreed to
this 25th day of October 1996:
/s/ MICHAEL A. CARENZO
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Michael A. Carenzo



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